EXHIBIT 5.1



Garmin Ltd
PO Box 309GT
Ugland House
South Church Street
George Town




9 May 2005





Dear Sirs


Garmin Ltd. (the "Company")


We have examined the Registration Statement on Form S-8 to be filed by Garmin Ltd., a Cayman Islands exempted company incorporated with limited liability (the "Company"), with the Securities and Exchange Commission on or about May 11, 2005 (the "Registration Statement"), relating to the registration under the
Securities Act of 1933, as amended, of 500,000 additional Common Shares, par value US$0.01 per share of the Company (the "Shares") issuable under the Garmin International, Inc. 401(k) and Pension Plan (f/k/a Garmin International, Inc. Savings and Profit Sharing Plan) (the "Plan").

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company and a certificate of an officer of the Company.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.


Yours faithfully


/s/ Maples and Calder





Maples and Calder